Exhibit (a)(1)(H)

SUMMARY DESCRIPTION OF BLUEFLY'S OPTION EXCHANGE PROGRAM

BLUEFLY'S OPTION EXCHANGE PROGRAM

Bluefly is pleased to announce our offer, to eligible employees and non-employee directors, of an opportunity to exchange, on a grant-by-grant basis: (a) outstanding eligible stock options that were vested as of August 31, 2006 for restricted stock awards consisting of rights to receive restricted common stock of Bluefly ("Restricted Stock Awards") and (b) outstanding eligible stock options that were not vested as of August 31, 2006 for deferred stock unit awards consisting of rights to receive common stock of Bluefly on specified dates subsequent to vesting ("Deferred Stock Unit Awards"). The Restricted Stock Awards and Deferred Stock Unit Awards are sometimes referred to collectively as the "Replacement Awards."

This option exchange program is extended to our employees and non-employee directors who have Bluefly stock options with an exercise price per share that is greater than $1.50.

Melissa Payner-Gregor, our chief executive officer and Patrick C. Barry, our chief financial officer, are not eligible to participate but have already participated in an exchange through each of their employment agreements. These exchanges are described in the Offer to Exchange. The complete terms and conditions of the option exchange program are described in a document called the "Offer to Exchange," which has been filed with the Securities and Exchange Commission.

The following information is a brief summary of the program and is qualified in its entirety by actual terms of the offer set forth in the Offer to Exchange.

WHAT ARE THE TERMS OF THE OFFER?

o The offer began on January 25, 2007 and will end on Friday, February 23, 2007, at 11:59 p.m., Eastern Standard Time

o The number of Replacement Awards an eligible employee will receive in exchange for an eligible option will be determined by a specific exchange ratio applicable to that option

o Replacement Awards will be subject to a vesting schedule (explained later in this document), even if the options tendered in the exchange program are currently fully vested

WHY OFFER AN OPTION EXCHANGE PROGRAM?

As a result of a general decline and significant volatility in our stock price over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these "underwater"
(out-of-the-money) options are not achieving the purpose for which they were intended, which is to motivate and retain our valued employees.

THE PURPOSE OF THIS OFFER IS TO:

o Retain and motivate employees to contribute to Bluefly's future growth and success

o     Restore incentives for those currently holding underwater stock options

o     Maintain competitive employee compensation programs

o     Better align your interests with those of our stockholders

WHO IS ELIGIBLE TO PARTICIPATE?
YOU ARE ELIGIBLE TO PARTICIPATE IF YOU ARE:

o     A holder of outstanding  stock options with an exercise price greater than
      $1.50

o Employed by Bluefly or serving as a non-employee director on January 25, 2007, and still an employee or non-employee director (even if on an approved leave of absence) on the date on which this Offer expires. If you resign or receive a notice of termination at any time before the Offer expires, you are not eligible to participate in the offer.

DO I HAVE TO PARTICIPATE IN THE EXCHANGE PROGRAM?

Your participation in this offer is voluntary, and there are no penalties for electing to retain your options. Bluefly is offering you a choice to either keep or exchange your eligible options.

IF YOU CHOOSE TO KEEP YOUR OPTIONS:

o     You will not receive any Replacement Awards

o Your outstanding options will remain outstanding according to their current terms and conditions, including their current exercise price

IF YOU CHOOSE TO EXCHANGE YOUR OPTIONS:

o     You may exchange options that were granted under:

      o     The Bluefly, Inc. Amended and Restated 1997 Stock Option Plan

      o     The Bluefly, Inc. 2000 Stock Option Plan

      o     The Bluefly, Inc. 2005 Stock Incentive Plan

o For purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share

o You may tender for exchange one or more of your eligible options. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option. Partial tenders will not be accepted.

WHAT ARE THE PROVISIONS OF THE REPLACEMENT AWARDS?

Restricted Stock Awards are awards of shares of Bluefly stock held in your name, subject to forfeiture restrictions and vesting criteria. During the restriction period, you may exercise voting rights over the restricted shares you hold, but may not sell or transfer them. You will forfeit your rights to the shares if the vesting criteria are not met. Restrictions and forfeiture provisions are removed when vesting conditions are met.

Deferred Stock Unit Awards represent the right to receive shares of Bluefly stock at a time specified in the applicable award agreement, subject to restrictions and vesting criteria. Until the shares underlying the Deferred Stock Unit Awards have been delivered at the time specified in the Deferred Stock Unit Award Agreement, you may not exercise voting rights over shares underlying the Deferred Stock Unit Awards or sell or transfer them. You will forfeit your rights to the shares if vesting criteria are not met. Restrictions are removed when the shares underlying the Deferred Stock Unit Awards have been delivered and forfeiture provisions are removed when vesting conditions are met.

All Restricted Stock Awards and Deferred Stock Unit Awards received in exchange for eligible options will be subject to new vesting schedules. If you remain employed by Bluefly for a specified period after the grant of Restricted Stock Awards or Deferred Stock Unit Awards, you will receive or become vested in a specified number of shares of Bluefly common stock without further vesting restrictions.

THE EXACT VESTING SCHEDULE OF THE RESTRICTED STOCK AWARDS AND DEFERRED STOCK UNIT AWARDS YOU RECEIVE WILL DEPEND ON:

o The date that the Replacement Award is granted, which will be promptly following the expiration date of this offer, and

o In the case of the Deferred Stock Unit Awards, the final vesting date of the eligible stock options that you elect to exchange

The period for full vesting of Restricted Stock Awards will be one year from the date of the exchange; provided, however, if you are an employee and make a
Section 83(b) election, then the restrictions on your Award will lapse with respect to the number of shares needed to satisfy any tax withholding on the date that Bluefly receives your Section 83(b) election provided you make an election authorizing Bluefly to so withhold. This withholding may cause you to recognize capital gain/loss for income tax purposes with respect to shares withheld.

The minimum period for full vesting of Deferred Stock Unit Awards is two years from the date of exchange. The length of the vesting schedule applicable to each Deferred Stock Unit Award will be based on the final vesting date of the option as of the date it is canceled in exchange for those deferred stock units, as follows:

                   Deferred Stock Unit Awards Vesting Schedule

FINAL VESTING DATE OF ELIGIBLE STOCK   TOTAL VESTING PERIOD OF DEFERRED   PERCENTAGE OF DEFERRED STOCK UNIT
 OPTION AS OF DATE OF CANCELLATION            STOCK UNIT AWARDS                AWARDS VESTED QUARTERLY*
------------------------------------   --------------------------------   ---------------------------------
      Prior to August 31, 2007                     2 years                        12 POWER OF (1/2)%

    On or after August 31, 2007                    3 years                         8 POWER OF (1/3)%

      The specific vesting period applicable to your Deferred Stock Unit Awards is set forth in the personalized option summary you will receive.

*Deferred  Stock  Unit  Awards  will  vest  in  substantially   equal  quarterly
installments over the applicable vesting period, subject to your continued employment with Bluefly.

THE PROS AND CONS OF KEEPING OR EXCHANGING YOUR CURRENT OPTIONS
Participation in the program could include a number of potential risks. Since we cannot predict the market price of our stock, employees are strongly urged to review the risks described in the Offer to Exchange thoroughly. Eligible employees should carefully consider these risks and are encouraged to speak with investment and tax advisors before deciding to participate in the offer

YOU SHOULD ALSO BE AWARE THAT:

o This offer is intended to result in grants of Restricted Stock Awards and Deferred Stock Unit Awards having values that are much less than the aggregate value of the eligible options surrendered, according to a standard option valuation model which takes into account a number of factors, including the option exercise price and remaining term and the current price and volatility of our stock.

o It is possible over time that the stock options would have a greater or lesser value than the Restricted Stock Awards and/or Deferred Stock Unit Awards you receive under this offer.

Keeping your stock options:

                 PROS                                      CONS
--------------------------------------    --------------------------------------
o     Opportunity      for     greater    o     At an  exercise  price  of  more
      appreciation if options are ever          than $1.50,  Bluefly  stock must
      "in-the-money"                            appreciate  significantly  prior
                                                to the options' expiration dates
o     Keep your  current  stock option          to equal the grant-date value of
      vesting status                            the new Restricted  Stock Awards
                                                and Deferred Stock Unit Awards

                                          o     Restricted   Stock   Awards  and
                                                Deferred  Stock Unit Awards will
                                                have  value if  Bluefly's  stock
                                                price   remains    constant   or
                                                declines,  while the share price
                                                must  increase  for  options  to
                                                have value

Exchanging Your Stock Options:

                 PROS                                      CONS
--------------------------------------    --------------------------------------
o     Restricted   Stock   Awards  and    o     Restricted  stock  right  awards
      Deferred  Stock Unit Awards will          require  a  minimum  of one year
      have  value  even  if  Bluefly's          for  full  vesting--even  if the
      stock price remains  constant or          stock  options you surrender are
      declines,  while the share price          fully vested
      must  increase  for  options  to
      have value                          o     You will receive fewer shares in
                                                your award of  restricted  stock
o     Ownership in the company creates          rights than the number of option
      an opportunity to reap financial          shares you exchange, so you will
      rewards if stock appreciates              receive   appreciation   in  the
                                                value of fewer  shares  than you
o     Eligible  options do not need to          would have had you retained your
      be   vested   to   qualify   for          stock options and they were ever
      participation in the offer                "in-the-money"

COMPARING THE VALUE OF NEW RESTRICTED STOCK RIGHTS TO STOCK OPTIONS

The number of shares covered by a Restricted Stock Award or Deferred Stock Unit Award will be determined by dividing the total number of shares covered by the option grant you surrender by the exchange ratio for that grant.

The Restricted Stock Awards and Deferred Stock Unit Awards offered may end up being worth more or less than your existing options. In evaluating this offer, you should keep in mind that:

o The value of your new Restricted Stock Awards and/or Deferred Stock Unit Awards will depend on the exchange ratio of your surrendered eligible options and the market price of Bluefly's stock, which will vary over time

o     This exchange ratio varies with the exercise price

o     Performance of Bluefly's stock will depend on many factors such as:

      o     The future overall economic environment

      o The performance of the overall stock market and companies in our sector

      o     The performance of our own business

      o Other risks and uncertainties set forth in our filings with the Securities and Exchange Commission

TAX IMPLICATIONS OF THE OFFER
      o     You will  recognize  ordinary  income  when  Bluefly  receives  your
            Section 83(b) election for your Restricted Stock Awards based on the value of the Restricted Stock Awards on the grant date (or on the vesting date if you do not timely file a Section 83(b) election) and when the shares of Bluefly stock underlying the Deferred Stock Unit Awards are delivered (you may recognize income for employment tax purposes on the vesting dates of your Deferred Stock Unit Awards)

      o     You  are  urged  to  consult  tax  and  financial   advisors  before
            participating in the exchange program

WHAT ACTIONS SHOULD I TAKE?
The choice to keep or exchange your stock options is one only you can make. If you choose to exchange your stock options, you will need to take certain actions.

o Make your decision whether to participate in the exchange program before Friday, February 23, 2007

o If you choose to keep your current stock options, do nothing and your options will remain the same

o     If you elect to exchange your stock options:

      o Complete, sign and return the Letter of Transmittal by Friday, February 23, 2007

o     If you elect to exchange your stock options and then change your mind:

      o Complete, sign and return the Notice of Withdrawal by Friday, February 23, 2007

DATES TO REMEMBER

               EVENT                                     DATE
--------------------------------------    --------------------------------------
Initial date of Offer to Exchange         January 25, 2007

End of Offer to Exchange period           February 23, 2007
                                          (11:59 p.m. Eastern Standard Time)

Approximate grant date of Replacement     February 26, 2007
Awards

Although this is not the current intent, Bluefly may, in its sole discretion, extend the expiration date of this offer at any time. If this offer is extended, the extension will be publicly announced no later than 9:00 a.m., Eastern Standard Time, on the next business day after the expiration date.

WHERE CAN I FIND MORE INFORMATION?

Bluefly will hold an upcoming employee meeting to review and explain the information provided in this document. You will receive your Letter of Transmittal at your work location.

You can find additional information about the Offer to Exchange in the documents listed below, which has been distributed to you in this package:

        DOCUMENT                                 DESCRIPTION
-------------------------     --------------------------------------------------
Offer to Exchange             This  document  contains  the  complete  terms and
                              conditions of the offer (includes a list of common
                              questions  and  answers   regarding  the  exchange
                              program). All other documents are qualified in their entirety by the actual terms of the offer described in the Offer to Exchange.

Letter of Transmittal         Letter that you must sign and return to Bluefly to
                              participate in the offer  containing an individual
                              statement  of options  (Annex A) that lists all of
                              your  option  grants  eligible  for  exchange  and
                              provides  the   exchange   ratios  and  number  of
                              Restricted  Stock Awards and  Deferred  Stock Unit
                              Awards that would be granted in exchange for each option.

Notice of Withdrawal          Notice that you must sign and return to Bluefly if
                              you wish to withdraw from the program any options you previously elected to exchange.

Announcement of Option        An  introductory  announcement  that  provides  an
Exchange Offer                overview of the exchange program.


2005 Stock Incentive Plan     The company stock plan under which the  Restricted
                              Stock Awards and  Deferred  Stock Unit Awards will
                              be  granted.   All  Restricted  Stock  Awards  and
                              Deferred Stock Unit Awards are governed by the terms of this plan.

Restricted Stock Award        Document that contains the terms of the Restricted
Agreement                     Stock Awards.

Deferred Stock Unit Award     Document  that  contains the terms of the Deferred
Agreement                     Stock Unit Awards.

Section 83(b) Election        Document  that  allows  an  employee  to  make  an
Form                          election  under  Section  83(b)  of  the  Internal
                              Revenue Code of 1986.

Glossary of Terms

Deferred Stock  Unit Award    The right to receive  shares of Bluefly stock at a
                              time  specified in the  Deferred  Stock Unit Award
                              Agreement, subject to restrictions and vesting criteria

Exercise Price  or  Strike    The dollar  amount per share  required to exercise
Price                         your option to purchase shares

Replacement Awards            Refers to  Restricted  Stock  Awards and  Deferred
                              Stock Unit Awards

Restricted Stock Award        An award of shares of  Bluefly  stock held in your
                              name,  subject  to  forfeiture   restrictions  and
                              vesting criteria. During the restriction period, you may exercise voting rights over the restricted shares you hold, but may not sell or transfer them. You will forfeit your rights to the shares if the vesting criteria are not met. Restrictions and forfeiture provisions are removed when vesting conditions are met.

Section 83(b) Election        An election  under  Section  83(b) of the Internal
                              Revenue  Code of 1986 that allows you to recognize
                              ordinary  income  in an  amount  equal to the fair
                              market value of the shares of Restricted  Stock on
                              the  date  they  are   transferred  to  you.  Such
                              election must be made no later than 30 days after the date on which the Restricted Stock Awards are transferred. If you do not file a Section 83(b)
                              Election, you will recognize ordinary income equal to the fair market value of the shares as such shares vest.

Stock  Option                 The  right  to  purchase  shares  of  stock  at  a
                              specified price for a specified period, regardless of the actual market price of the stock at the time the option is exercised

Vesting                       Rules that govern how long you must wait to:

                                  o Exercise your stock options, (i.e. you must wait one year or more),

                                  o Become eligible to receive shares of stock under a Restricted Stock Award; or

                                  o Have the risk of forfeiture restrictions lapse with regard to shares of stock underlying a Deferred Stock Unit Award, although the shares may be delivered at a later date specified in the applicable award agreement